ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2019 Third Quarter Results

Retail Sales Increased 21.8% to $14.5 Million

Net Income Per Share Increased 11.9% to $0.75

Adjusted Net Income Per Share Increased 13.3% to $0.68

NELSONVILLE, Ohio, October 23, 2019 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its third quarter ended September 30, 2019.

Third Quarter 2019 and Year-to-Date Sales and Income

Third quarter net sales increased 2.0% to $67.2 million compared to $65.9 million in the third quarter of 2018. The Company reported third quarter net income of $5.6 million, or $0.75 per diluted share compared to net income of $5.0 million, or $0.67 per diluted share in the third quarter of 2018. Adjusted net income for the third quarter of 2019 was $5.0 million, or $0.68 per diluted share compared to adjusted net income of $4.5 million, or $0.60 per diluted share in the prior year period.

Net sales for the first nine months of 2019 increased 5.2% to $195.1 million compared with $185.5 million for the first nine months of 2018. The Company reported net income of $12.4 million, or $1.66 per diluted share and net income of $10.9 million, or $1.47 per diluted share for the nine months ended September 30, 2019 and 2018, respectively. Adjusted net income for the first nine months of 2019 was $11.8 million, or $1.59 per diluted share compared to adjusted net income of $10.4 million, or $1.40 per diluted share for the same period of 2018.

Jason Brooks, President and Chief Executive Officer, commented, “We continue to have success capitalizing on the key growth opportunities we have identified for our Company.  Our retail division is benefitting from the investments we have made in people as well as systems & processes which are driving strong sales increases across both our Lehigh CustomFit model and  ecommerce channels. At the same time, the focus we have placed on product innovation, enhanced consumer engagement, and stronger retail partnerships is fueling consistent gains for our wholesale business led most recently by our western, outdoor and commercial military categories.  Importantly, we’ve been able to translate our top-line results into even stronger bottom line performances through gross margin expansion and our commitment to operational excellence. While we now face some near-term headwinds due to the tariff increase on footwear imports from China that went into effect in September, we believe the strength of our brand portfolio, margin enhancing growth prospects and internal manufacturing capabilities have us well positioned to deliver increased profitability over the long-term.”

Third Quarter and Year-to-Date Review

Net sales for the third quarter increased 2.0% to $67.2 million compared to $65.9 million a year ago. Wholesale sales for the third quarter increased 0.4% to $47.2 million compared to $47.0 million for the same period in 2018. Retail sales for the third quarter increased 21.8% to $14.5 million compared to $11.9 million for the same period last year. Military segment sales for the third quarter decreased, as expected, to $5.4 million compared to $7.0 in the third quarter of 2018.

Gross margin in the third quarter of 2019 increased to $25.0 million, or 37.2% of sales, compared to $22.4 million, or 34.0% of sales, for the same period last year. The 320 basis point increase was driven by a higher percentage of retail sales, which carry higher gross margins than wholesale and military sales combined with higher retail, wholesale and military margins. Third quarter 2019 gross margins also benefitted from a hurricane related expense reimbursement, which contributed approximately 100 basis points to the year-over-year improvement. Excluding the hurricane related expense reimbursement, gross margin in the third quarter of 2019 was $24.3 million, or 36.2% of sales.

Operating expenses were $18.0 million, or 26.8% of net sales, for the third quarter of 2019 compared to $16.8 million, or 25.5% of net sales, a year ago. The increase in operating expenses was primarily attributable to higher variable expenses associated with the growth in retail sales.

Income from operations for the third quarter of 2019 was $7.0 million, or 10.4% of net sales compared to $5.6 million for the same period a year ago, or 8.5% of net sales.

For the first nine months of 2019, wholesale sales increased 2.4% to $130.3 million compared to $127.2 million for the same period in 2018. Retail sales for the first nine months increased 19.9% to $44.0 million compared to $36.7 million for the same period last year. Military segment sales for the first nine months decreased, as expected, to $20.8 million compared to $21.6 million in the first nine months of 2018.

Gross margin in the first nine months of 2019 increased 10.3% to $69.4 million, or 35.6% of sales, compared to $62.9 million, or 33.9% of sales, for the same period last year. Excluding the hurricane related expense reimbursement gross margin for the first nine months of 2019 was $68.7 million, or 35.2% of sales.

Operating expenses were $54.0 million, or 27.7% of net sales, for the first nine months of 2019 compared to $49.7 million, or 26.8% of net sales, a year ago.

Income from operations for the first nine months of 2019 increased 16.7% to $15.4 million, or 7.9% of net sales compared to $13.2 million for the same period a year ago, or 7.1% of net sales.

Balance Sheet Review

Cash and cash equivalents increased $2.2 million or 52.4% to $6.4 million at September 30, 2019 compared to $4.2 million on the same date a year ago.

Inventory at September 30, 2019 increased 5.7% to $82.9 million compared to $78.4 million on the same date a year ago.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, the Company presents the following non-GAAP financial measures: “adjusted net income,” “adjusted net income per share” and  “adjusted gross margin.” Adjusted results exclude the impact of items that management of the Company believes affect the comparability or underlying business trends in its consolidated financial statements in the periods presented.  The Company believes that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance.  The Company believes they also provide a useful baseline for analyzing trends in  its operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review third quarter 2019 results will be broadcast live over the internet today, Wednesday, October 23, 2019 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 (domestic) or (201) 493-6725 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding headwinds due to tariffs on footwear imports from China (paragraph 3) the Company’s positioning to deliver expected increased profitability over the long-term based on the Company’s belief in the strength of its brand portfolio, margin enhancing growth prospects and internal manufacturing capabilities (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2018 (filed March 13, 2019) and quarterly reports on Form 10-Q for the quarters ended March 31, 2019 (filed May 9, 2019) and June 30, 2019 (filed August 8, 2019). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,	September 30,
	2019	2018	2018
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$6,440	$10,173	$4,210
Trade receivables, net	50,700	43,337	50,691
Contract receivables	2,036	2,602	4,849
Other receivables	310	331	282
Inventories – net	82,881	72,822	78,409
Income tax receivable	-	30	-
Prepaid expenses	2,656	1,890	2,122
Total current assets	145,023	131,185	140,563
LEASED ASSETS	1,781	-	-
PROPERTY, PLANT & EQUIPMENT – net	25,150	23,057	23,209
IDENTIFIED INTANGIBLES – net	30,248	30,273	30,283
OTHER ASSETS	293	148	163
TOTAL ASSETS	$202,495	$184,663	$194,218

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$20,531	$13,543	$20,622
Contract liabilities	1,936	2,602	4,849
Accrued expenses:
Salaries and wages	2,791	3,339	3,661
Taxes - other	624	556	158
Accrued freight	495	668	465
Commissions	488	560	432
Accrued duty	2,597	2,334	2,727
Income tax payable	19	-	1,888
Other	1,766	1,416	1,308
Total current liabilities	31,247	25,018	36,110
LONG-TERM TAXES PAYABLE	169	169	169
LONG-TERM LEASE	1,188	-	-
DEFERRED INCOME TAXES	7,780	7,780	7,726
DEFERRED LIABILITIES	230	121	152
TOTAL LIABILITIES	40,614	33,088	44,158
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding September 30, 2019 - 7,403,219; December 31, 2018 - 7,368,494 and September 30, 2018 - 7,421,317	69,273	68,387	69,589
Retained earnings	92,608	83,188	80,471
Total shareholders' equity	161,881	151,575	150,060
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$202,495	$184,663	$194,218

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
NET SALES	$67,179	$65,916	$195,067	$185,508
COST OF GOODS SOLD	42,165	43,516	125,633	122,610
GROSS MARGIN	25,014	22,400	69,434	62,898

OPERATING EXPENSES	18,027	16,791	54,004	49,688

INCOME FROM OPERATIONS	6,987	5,609	15,430	13,210

OTHER INCOME (EXPENSES)	43	31	160	(148)

INCOME BEFORE INCOME TAXES	7,030	5,640	15,590	13,062

INCOME TAX EXPENSE	1,414	595	3,212	2,117

NET INCOME	$5,616	$5,045	$12,378	$10,945

INCOME PER SHARE
Basic	$0.76	$0.68	$1.67	$1.48
Diluted	$0.75	$0.67	$1.66	$1.47
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,400	7,418	7,392	7,412
Diluted	7,455	7,480	7,443	7,454

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gross Margin
Gross margin, as reported	$25,014	$22,400	$69,434	$62,898
Less: Hurricane related expense reimbursement *	(725)	-	(725)	-
Adjusted gross margin	$24,289	$22,400	$68,709	$62,898

Operating Expenses	$18,027	$16,791	$54,004	$49,688

INCOME FROM OPERATIONS, ADJUSTED	$6,262	$5,609	$14,705	$13,210

Net Income
Net income, as reported	$5,616	$5,045	$12,378	$10,945
Less: Transition Tax Adjustment **	-	(561)	-	(561)
Less: Hurricane related expense reimbursement, after tax	(579)	-	(579)	-
Adjusted net income	$5,037	$4,484	$11,799	$10,384

Net income per share, as reported
Basic	$0.76	$0.68	$1.67	$1.48
Diluted	$0.75	$0.67	$1.66	$1.47

Adjusted net income per share
Basic	$0.68	$0.60	$1.60	$1.40
Diluted	$0.68	$0.60	$1.59	$1.40

Weighted average shares outstanding
Basic	7,400	7,418	7,392	7,412
Diluted	7,455	7,480	7,443	7,454

*  Adjustment related to reimbursements of expenses associated with the temporary closure of our Puerto Rican manufacturing facility as a result of Hurricane Maria in 2017

** Adjustment related to the one-time transition tax on the deemed repatriation of undistributed foreign earnings as a result of further analysis of the provisions of the Tax Cuts and Jobs Act.